Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact:	Investor Contact:	Media Contact:
Wayne McDougall, Interim CFO	John Heilshorn/Jody Burfening	Carol McGarry/Lauren Arnold
Angela Girard	Lippert/Heilshorn & Associates	Schwartz Communications
MapInfo Corporation	212-838-3777	781-684-0770
518-285-6000	jody@lhai.com	mapinfo@schwartz-pr.com
investor@mapinfo.com

MapInfo Announces Second Quarter Revenue of $27.1 Million

Revenue Increase of 15 Percent Over Prior Year and 30 Percent Over Prior Quarter

Troy, NY-  April 24, 2003-  MapInfo Corporation (NASDAQ: MAPS) today announced results for the second fiscal quarter ended March 31, 2003.

Revenues for the second quarter of fiscal 2003 were $27.1 million compared to the $20.9 million reported in the first fiscal quarter of 2003 and the $23.5 million reported for the same period last year. Included in second quarter revenues is $3.3 million derived from Thompson, which the Company acquired on January 6. MapInfo reported an operating loss of $1.5 million, inclusive of $1.7 million in severance and restructuring charges for the second quarter of fiscal 2003, an improvement over the first quarter operating loss of $3.2 million. Net loss for the second quarter was $742,000, or $0.05 per share, compared to a net loss of $348,000, or $0.02 per share, in the second quarter last year. MapInfo ended the quarter with $29.3 million in cash and investments, and generated $1.7 million in cash from operations during the second quarter.

For the six months ended March 31, 2003, revenues were $48.0 million versus the $46.3 million reported for the same period last year. Net loss for the six months ended March 31, 2003 was $2.6 million, or $0.17 per share, compared to a net loss of $1.9 million, or $0.13 per share, in the same period a year ago.

"This quarter, we exceeded our stated goal of significantly reducing the operating loss from the first quarter, even with the $1.7 million severance and restructuring costs. This was accomplished through a sharpened focus on revenue growth in each of our business units and across all geographies," said Mark Cattini, president and chief executive officer. "Of note, we extended our presence in under-penetrated vertical markets, closed a greater number of large non-telecommunications deals and saw a rebound in demand from some of our North American telecommunications customers. Additionally, we increased our deferred revenues by 19 percent since September 30, 2002."

"At the same time, we made significant progress in advancing our strategic goals for the fiscal year," added Cattini. "With the acquisition of Thompson Associates we further balanced revenues: telecommunications customers accounted for 21 percent of revenue, and the public sector and retail markets represented 15 percent and 16 percent, respectively. In addition, we strengthened our Predictive Analytics (formerly aCRM) business, building a healthy pipeline of cross-selling opportunities between MapInfo and Thompson. We continued to enhance our product offering, leveraging our location-based expertise to meet demands in emerging markets like homeland security. In addition, we received another order from Siemens to implement our miAware "geotoolbox" platform with a fourth Vodafone operator."

Concluded Cattini, "Finally, we delivered on our promise to complete a cost reduction plan in the second quarter, trimming operating expenses by approximately $1.2 million on a quarterly basis. We believe these actions, assuming a stable revenue performance in the second half of the year, position MapInfo to restore profitability in the third quarter."

Fiscal 2003 Guidance

For the balance of fiscal 2003, MapInfo anticipates a continued uncertain level of spending by the telecommunications sector, but expects to progress its growth initiatives. The Company expects to achieve operating profitability in the third and fourth quarters of fiscal 2003. For the full fiscal year, MapInfo expects to report revenues in the range of $104 to $107 million versus $92.6 million in revenues in fiscal 2002. This guidance assumes that Thompson will contribute approximately $12 million in revenue and add between $0.03 and $0.04 to EPS.

Conference Call

The MapInfo Second Fiscal Quarter Earnings Conference Call will be held at 8:30AM (EDT) on Thursday, April 24, 2003. The conference call will be Webcast live at www.vcall.com. A recording of the call will be available starting at 12:00N (EDT) on April 24, 2003 through 5:30PM (EDT) on May 8, 2003. To access the recording, domestic callers may dial into 800-642-1687 and international callers into 706-645-9291 (Code: 9616344). Replays of the Webcast are also available at www.vcall.com for 14 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global software company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

This press release contains forward-looking statements that involve a number of risks and uncertainties, including any statement that is not a statement of historical fact, such as statements concerning the Company's continued progress in diversifying revenues, the potential beneficial effects of the Company's acquisition of Thompson Associates, improvements in productivity that might be derived from adjustments to the Company's business model or reductions in cost structure, and expectations and projections regarding the anticipated financial results of the Company and its subsidiaries, including all of the statements under the heading "Fiscal 2003 Guidance.". Among the important factors that could cause actual results to differ from those indicated by such forward-looking statements are: deteriorating economic conditions; a continuing slowdown in technology spending; a lengthening in customers' decision cycles; delays in product development schedules; pricing pressures; currency exchange rates and other international risks; reduced demand and uncertainties in the telecommunications industry; risks associated with cost reduction measures; risks associated with reorganization; risks and uncertainties associated with the Predictive Analytics and wireless LBS markets, including the continuation of the relationships between MapInfo and its partners; unanticipated problems relating to the integration of the technologies of MapInfo and its partners; the adoption rate of mobile location services by wireless providers; a reduction in capital resources; risks and uncertainties associated with any future acquisitions, including the Company's ability to successfully integrate Thompson Associates, retain Thompson Associates' customers and employees and realize possible synergies and cost savings; litigation involving the Company; and the other risk factors detailed in the Company's Annual Report on Form 10-K for fiscal 2002 and Form 10-Q for the period ended March 31, 2003. MapInfo takes no responsibility to update any forward-looking statements.

-tables to follow-

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,

	2003	2002	2003	2002

Net revenues	$ 27,103	$ 23,478	$ 47,965	$ 46,270
Cost of revenues	8,127	6,247	13,956	12,487

Gross profit	18,976	17,231	34,009	33,783

Operating expenses:
Research and development	5,236	5,128	10,077	10,251
Selling and marketing	10,472	9,432	20,326	19,798
General and administrative	4,752	3,300	8,277	6,889

Total operating expenses	20,460	17,860	38,680	36,938

Operating income (loss)	(1,484)	(629)	(4,671)	(3,155)
Other income (expense) - net	389	56	427	178

Income (loss) before provision for income taxes	(1,095)	(573)	(4,244)	(2,977)
Provision for (benefit from) income taxes	(353)	(225)	(1,613)	(1,042)

Net income (loss)	$ (742)	$ (348)	$ (2,631)	$ (1,935)

Earnings (loss) per share	$ (0.05)	$ (0.02)	$ (0.17)	$ (0.13)

Average shares outstanding	15,240	15,010	15,192	14,971

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	March 31,	September 30,
	2003	2002

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 29,283	$ 36,129
Receivables	23,128	18,923
Inventories	495	494
Other current assets	4,967	4,241

Total current assets	57,873	59,787
Property and equipment - net	27,015	25,952
Product development costs - net	250	364
Deferred income taxes	14,024	13,268
Goodwill - net	20,620	12,104
Other intangible assets - net	4,105	1,585
Investments and other assets	3,786	3,618

Total assets	$ 127,673	$ 116,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,363	$ -
Accounts payable and accrued expenses	20,873	18,760
Deferred revenue	12,145	9,877

Total current liabilities	34,381	28,637
Long-term debt	17,401	10,500
Deferred revenue, long term	173	450

Total liabilities	51,955	39,587

Stockholders' Equity:
Common stock	31	30
Paid-in capital	52,205	51,653
Retained earnings	23,508	25,888

	75,744	77,571
Less treasury stock, at cost	26	480

Total stockholders' equity	75,718	77,091

Total liabilities and stockholders' equity	$ 127,673	$ 116,678